Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of XTI Aerospace, Inc. on Forms S-1 [File No. 333-233763]; and [File No. 333-232448; Forms S-8 [File No. 333-284979]; [File No. 333-280189]; [File No. 333-276335]; [File No. 333-261282]; [File No. 333-256831]; [File No. 333-237659]; [File No. 333-234458]; [File No. 333-230965]; [File No. 333-229374]; [File No. 333-224506]; [File No. 333-216295]; and [File No. 333-195655] of our report dated April 15, 2025 relating to the financial statements of XTI Aerospace, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Marcum llp

New York, NY

April 15, 2025